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                                                                      Exhibit 72

                            OLIMPIA SPA PRESS RELEASE
                            -------------------------

                  OLIMPIA: NEW LOAN AGREEMENT WITH ANTONVENETA
              AND INTERBANCA MATURING IN 2012 STIPULATED - REPLACES
                             LOANS MATURING IN 2007

Milan, 22 December 2005 - In the context of the activities aimed at further improving the economic and financial profile of the Company, and specifically at increasing the average life of its aggregate exposure towards banks, Olimpia has pre-paid two loans currently outstanding with Antonveneta and Interbanca, in an amount respectively of 180 and 77.5 million euros expiring in 2007 and, at the same time with the same banks has entered into a "revolving" loan in an amount of 260 million euros, expiring in 2012.

The loan will bear an interest in Euribor + 50 basis points until October 5, 2007 and, thereafter, through maturity, Euribor + 70 basis points. Said loan will be guaranteed by approximately 119 million Telecom Italia shares.